Synacor Reports Solid First Quarter Results

•	Quarterly revenue of $29.1 million vs. $30.7 million in prior year

•	Quarterly adjusted EBITDA of $1.8 million, 10th consecutive quarter of positive results

BUFFALO, N.Y., May 7, 2013 (GLOBE NEWSWIRE) - Synacor, Inc. (NASDAQ: SYNC), leading provider of next-gen startpages, award-winning TV Everywhere solutions, and cloud-based Identity Management (IDM) services across multiple devices for cable, satellite, telecom and consumer electronics companies, today announced its financial results for the first quarter of 2013.

“We are pleased that we delivered on our expectations for the first quarter,” said Synacor CEO Ron Frankel. “I am excited about both our customer and product pipelines. From a new customer perspective, our pipeline has never been stronger, and we are beginning to invest in the requisite resources to win and deliver. We are also strengthening our positioning in the mobile space with new products we will be launching throughout this year and next. We remain confident in the long-term prospects for the company as we transition through 2013.”

Q1 2013 Financial Results

Revenue: For the first quarter of 2013, total revenue was $29.1 million, compared to $30.7 million in the first quarter of 2012. Search and display advertising revenue was $24.1 million, compared to $25.8 million in the first quarter of 2012. Subscription-based revenue was $5.1 million, compared to $4.9 million in the first quarter of 2012.

Net Income: For the first quarter of 2013, net income was $0.0 million, compared to $1.2 million in the first quarter of 2012. Diluted earnings per share, or EPS, was breakeven. Net income includes stock-based compensation expense of $0.6 million, or $0.02 per share, in the first quarter of 2013, as compared to $0.6 million, or $0.02 per share, in the first quarter of 2012. The diluted EPS calculation for the first quarter of 2013 is based on 28.2 million weighted average fully diluted common shares outstanding. The diluted EPS calculation for the first quarter of 2012 was based on 26.8 million shares.

Adjusted EBITDA: For the first quarter of 2013, adjusted EBITDA, which excludes stock-based compensation expense, was $1.8 million, or 6% of revenue, compared to $3.0 million, or 10% of revenue, in the first quarter of 2012.

Key Business Metrics: For the first quarter of 2013, Synacor averaged 20.3 million unique visitors per month, compared to 21.3 million unique visitors in the first quarter of 2012. Search queries were 212 million for the first quarter of 2013, compared to 271 million in the first quarter of 2012. Advertising impressions grew 35% to 11.5 billion, compared to 8.5 billion in the first quarter of 2012.

Cash: For the first quarter of 2013, Synacor used $0.7 million in cash from operating activities, compared to generating $0.8 million in the first quarter of 2012. The company ended the first quarter of 2013 with $40.2 million in cash and cash equivalents, compared to $33.1 million at the end of the first quarter of 2012.

“With a strong balance sheet, Synacor is uniquely positioned to capitalize on our exciting new products and our rich customer pipeline,” said Synacor CFO Bill Stuart. “We continue to build upon the foundation we have established and we continue to position Synacor for the long-term.”

Business Outlook

Based on information available as of May 7, 2013, the company is providing financial guidance for the second quarter and fiscal 2013 as follows:

•
Q2 2013 Guidance: Revenue for the second quarter of 2013 is projected to be in the range of $26.5 million to $27.5 million. For the second quarter of 2013, the company expects to report adjusted EBITDA of $0.8 million to $1.2 million.

•
Fiscal 2013 Guidance: Revenue for the full year of 2013 is projected to be in the range of $122.0 million to $126.0 million. For the full year of 2013, the company expects to report adjusted EBITDA of $8.0 million to $10.0 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the first quarter financial results with the investment community. The live webcast of Synacor's earnings conference call can be accessed http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 48715303, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor's website through May 21, 2013. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 48715303.

About Synacor

Synacor's white-label platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, cloud-based services and apps to their end-consumers across multiple devices, strengthening those relationships while monetizing the engagement. Synacor (NASDAQ:SYNC), is headquartered in Buffalo, NY. For more information, visit synacor.com. Integrate. Authenticate. Engage.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company's results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; expectations regarding consumer taste and user adoption of applications and solutions; developments in Internet browser software and search advertising technologies; general economic conditions; expectations regarding the company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company's financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the company's most recent Form 10-K filed with the SEC on March 26, 2013. These documents are available on the SEC Filings section of the Investor Information section of the company's website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of May 7, 2013, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:
Denise Garcia, SVP
ICR
ir@synacor.com
716-362-3309

Press Contact:
Meredith Roth, VP, Corporate Communications
mroth@synacor.com
646-380-5141

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of December 31,	As of March 31,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$41,944	$40,156
Accounts receivable, net	15,624	14,548
Deferred income taxes	1,999	1,987
Prepaid expenses and other current assets	1,831	2,140
Total current assets	61,398	58,831
Property and equipment, net	11,043	11,083
Deferred income taxes, non-current	2,527	2,527
Other long-term assets	543	503
Goodwill	819	819
Total Assets	$76,330	$73,763
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,204	$12,673
Accrued expenses and other current liabilities	7,328	6,180
Current portion of capital lease obligations	2,127	1,989
Total current liabilities	23,659	20,842
Long-term portion of capital lease obligation	1,712	1,246
Other long-term liabilities	148	164
Total Liabilities	25,519	22,252
Stockholders' Equity:
Common stock	275	276
Treasury stock	(569)	(569)
Additional paid-in capital	99,449	100,115
Accumulated deficit	(48,338)	(48,311)
Accumulated other comprehensive income	(6)	—
Total stockholders’ equity	50,811	51,511
Total liabilities and stockholders' equity	$76,330	$73,763

Synacor, Inc.
Condensed Consolidated Statements of Operations
(In thousands except share and per share data)
(Unaudited)

	Three months ended March 31,
	2012	2013
Revenue	$30,670	$29,143
Costs and operating expenses:
Cost of revenue (1)	16,764	15,764
Research and development (1)(2)	6,288	6,865
Sales and marketing (2)	2,377	2,130
General and administrative (1)(2)	2,840	3,144
Depreciation	781	1,130
Total costs and operating expenses	29,050	29,033
Income from operations	1,620	110
Other expense	—	(7)
Interest expense	(47)	(58)
Income before income taxes	1,573	45
Provision for income taxes	399	18
Net income	1,174	27
Net income per share:
Basic	$0.07	$—
Diluted	$0.04	$—
Weighted average shares used to compute net income per share:
Basic	16,603,579	27,236,186
Diluted	26,778,455	28,233,297
Notes:

(1)	Exclusive of depreciation shown separately.

(2)	Includes stock-based compensation as follows:

	Three months ended March 31,
	2012	2013
Research and development	$107	$261
Sales and marketing	74	76
General and administrative	377	225
	$558	$562

Synacor, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended March 31,
	2012	2013
Cash Flows from Operating Activities:
Net income	$1,174	$27
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	781	1,130
Stock-based compensation expense	558	562
Deferred income taxes	395	12
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	(781)	1,076
Prepaid expenses and other current assets	(534)	(309)
Other long-term assets	123	40
Accounts payable	236	(1,427)
Accrued expenses and other current liabilities	(1,232)	(1,873)
Other long-term liabilities	33	16
Net cash provided by (used in) operating activities	753	(746)
Cash Flows from Investing Activities:
Purchases of property and equipment	(879)	(544)
Cash paid for business acquisition	(600)	—
Net cash used in investing activities	(1,479)	(544)
Cash Flows from Financing Activities:
Repayment on bank financing	(125)	—
Repayments on capital lease obligations	(402)	(604)
Proceeds from exercise of common stock options	559	100
Proceeds from initial public offering	25,364	—
Initial public offering costs	(2,475)	—
Net cash provided by (used in) financing activities	22,921	(504)
Effect of exchange rate changes on cash and cash equivalents	—	6
Net Increase (Decrease) in Cash and Cash Equivalents	22,195	(1,788)
Cash and Cash Equivalents at beginning of period	10,925	41,944
Cash and Cash Equivalents at end of period	$33,120	$40,156

Synacor, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands)
(Unaudited)
The following table presents a reconciliation of net income to adjusted EBITDA for each of the periods indicated:

	Three months ended March 31,
	2012	2013
Reconciliation of Adjusted EBITDA:
Net income	$1,174	$27
Provision for income taxes	399	18
Interest expense	47	58
Other expense	—	7
Depreciation	781	1,130
Stock-based compensation	558	562
Adjusted EBITDA	$2,959	$1,802

Synacor, Inc.
Key Business Metrics
(Unaudited)

	Three months ended March 31,
	2012	2013
Key Business Metrics:
Unique Visitors (1)	21,293,075	20,260,966
Search Queries (2)	270,777,789	211,644,797
Advertising Impressions (3)	8,485,227,382	11,483,034,070
Notes:

(1)	Reflects the number of unique visitors to our customers' websites computed on an average monthly basis during the applicable period, as measured by comScore.

(2)	Reflects the total number of search queries during the applicable period, as reported by Google.

(3)	Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.